                                                              EXHIBIT (a)(1)(A)


                             [EDEN BIOSCIENCE LOGO]


   OFFER TO EXCHANGE STOCK OPTIONS UNDER THE EDEN BIOSCIENCE CORPORATION 1995 COMBINED INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN AND THE EDEN BIOSCIENCE
CORPORATION 2000 STOCK INCENTIVE PLAN TO PURCHASE COMMON STOCK, PAR VALUE $.0025
                                   PER SHARE

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PACIFIC DAYLIGHT TIME, ON JULY 17, 2002 UNLESS THE OFFER IS EXTENDED.

        EDEN Bioscience Corporation is offering to exchange certain outstanding options to purchase shares of our common stock granted to our current U.S. employees and officers (other than our Chief Financial Officer and Interim President) under the EDEN Bioscience Corporation 1995 Combined Incentive and Nonqualified Stock Option Plan (the "1995 Plan") and the EDEN Bioscience Corporation 2000 Stock Incentive Plan (the "2000 Plan" and together with the 1995 Plan, the "Stock Option Plans") for new options we will grant under the 2000 Plan. Directors of EDEN Bioscience are not eligible to participate in this offer to exchange. In addition, due to the differences in tax laws and securities regulations in other countries, we are not extending the offer to any individuals outside the United States. We are making the offer based upon the terms and subject to the conditions set forth in this offer to exchange and in the related election form (which, together with any amendments or supplements, collectively constitute the "offer"). The number of shares of our common stock subject to new options to be granted to each participating option holder will be equal to the number of shares subject to the options tendered by such option holder, minus the number of shares subject to options granted in October and November 2001, other than options granted during that period expressly in connection with an employee's or officer's promotion, with an exercise price of $7.00 per share (the "Additional Options"). In order to participate in the offer, you will be required to tender for cancellation without replacement any Additional Options you hold. We expect to grant the new options on or about January 20, 2003, or the first business day that is at least six months and one day after the date we cancel the tendered options. We will not accept partial tenders of options. Each option that is tendered must be tendered in its entirety. However, you may tender the remaining portion of an option that you have partially exercised, so long as you tender all of the unexercised shares subject to that option.

        The offer is not conditioned on any minimum number of options being exchanged. The offer, however, is subject to certain other conditions that we describe in Section 6 of this offer to exchange.

        If you tender any option for exchange as described in the offer, we will grant you a new option under the 2000 Plan and a new option agreement between you and us. The exercise price of all replacement options will be equal to the per-share market price of our common stock as reported by the Nasdaq National Market at the close of trading on the date of grant. Each new option will vest over four years from the vesting start date of the tendered option that it replaces at a rate of 25% on each anniversary of the vesting start date of the tendered option. Each new option will be credited with the service rendered from the vesting start date of the tendered option to the grant date of the new option.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

        Shares of our common stock are traded on the Nasdaq National Market ("Nasdaq") under the ticker symbol "EDEN." On June 13, 2002, the last reported sale price of our common stock on Nasdaq was $1.50 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        You should direct questions about the offer or requests for assistance or for additional copies of the offer to exchange or the election form to Phil Romney, Director of Finance and Controller, or Brad Powell, Chief Financial Officer and Interim President, EDEN Bioscience Corporation, 3830 Monte Villa Parkway, Bothell, Washington 98021-6942, telephone: 425-806-7300, facsimile:
425-984-2152.

June 17, 2002

                                    CONTENTS


                                                                                                                      Page
                                                                                                                      ----
SUMMARY TERM SHEET.............................................................................................        1

INTRODUCTION...................................................................................................        6

THE OFFER......................................................................................................        6

1.          Number of Options; Expiration Date.................................................................        6

2.          Purpose of the Offer...............................................................................        7

3.          Procedures for Making an Election and Tendering Options............................................        8

4.          Withdrawal Rights..................................................................................        8

5.          Acceptance of Options for Exchange and Issuance of New Options.....................................        9

6.          Conditions of the Offer............................................................................        9

7.          Price Range of Common Stock Underlying the Options.................................................       11

8.          Source and Amount of Consideration; Terms of New Options...........................................       11

9.          Information Concerning EDEN Bioscience Corporation.................................................       13

10.         Interests of Directors and Officers................................................................       15

11.         Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer................       15

12.         Legal Matters; Regulatory Approvals................................................................       16

13.         Material Federal Income Tax Consequences...........................................................       16

14.         Extension of Offer; Termination; Amendment.........................................................       18

15.         Fees and Expenses..................................................................................       18

16.         Additional Information.............................................................................       18

17.         Forward-Looking Statements; Miscellaneous..........................................................       19

SCHEDULE A - Information Concerning the Directors and Executive Officers
                        of EDEN Bioscience Corporation.........................................................      A-1

SCHEDULE B - Form of Stock Option Agreement....................................................................      B-1

                               SUMMARY TERM SHEET

        We are offering to exchange certain stock options granted to our current U.S. employees and officers (other than our Chief Financial Officer and Interim President) under the EDEN Bioscience Corporation 1995 Combined Incentive and Nonqualified Stock Option Plan (the "1995 Plan") and the EDEN Bioscience Corporation 2000 Stock Incentive Plan (the "2000 Plan" and together with the 1995 Plan, the "Stock Option Plans") for new options we will grant under the 2000 Plan. Through a question and answer format, this summary term sheet will explain to you the important terms of the offer. This explanation will assist you in deciding whether to tender your options. This summary term sheet serves only as an introduction, and we urge you to read carefully the remainder of this offer to exchange and the accompanying election form in order to fully educate yourself on the details of the offer. Cross-referenced text refers to pages within this offer to exchange, unless otherwise noted.

Q:      WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

A: We are offering to exchange certain stock options held by our current U.S. employees and officers, other than our Chief Financial Officer and Interim President, for new options that we will grant on or about January 20, 2003, the first business day that is at least six months and one day after the date we expect to cancel all options tendered according to this offer. Stock options granted to you in October and November 2001, other than any options that may have been granted to you during such period expressly in connection with a promotion, with an exercise price of $7.00 per share (the "Additional Options") MUST BE surrendered if you participate in this offer and WILL NOT be replaced with new options.

Q:      WHAT IS THE PURPOSE OF THE OFFER?

A: Since we believe that providing employees and officers with the benefit of holding options that may increase in value over time creates performance incentives for such employees and officers and thereby maximizes shareholder value, we felt it appropriate to offer this exchange program. Many of our outstanding options, whether or not currently exercisable, have exercise prices significantly higher than the current market price of our common stock. As such, we believe these options are unlikely to be exercised in the foreseeable future. (Page 7)

Q:      WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

A. "Repricing" existing options would result in variable accounting for such options. Such variable accounting could potentially require us to record, for financial reporting purposes, compensation expense each quarter until such repriced options are exercised, cancelled or otherwise expire. Canceling your existing options and granting new ones within six months of the cancellation would also be deemed a "repricing" and would result in the same variable accounting consequences to us.

Q:      WHAT ARE THE CONDITIONS OF THE OFFER?

A: In order to participate in the offer, you will be required to tender for cancellation without replacement any Additional Options that you hold. The offer is not conditioned on any minimum number of holders tendering any minimum number of options. The offer, however, is subject to a number of other conditions, including the conditions described in
        Section 6. (Page 9)

Q: ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER IN ORDER TO RECEIVE THE NEW OPTIONS?

A: To receive a grant of new options pursuant to the offer and under the terms of the 2000 Plan, you must be a U.S. employee or officer of EDEN from the date you tender options through the date we grant the new options. As discussed below, we don't expect to grant the new options until on or about January 20, 2003. IF YOU ARE NOT A U.S. EMPLOYEE OR OFFICER OF EDEN OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS YOU TENDERED. This offer is not open to our Chief Financial Officer and Interim President or our Directors. (Pages 7 and 13)

Q:      HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

A: We will grant you new options to purchase the number of shares of our common stock that is equal to the number of shares of common stock subject to the options you tender, minus the number of shares subject to any Additional Options that you are required to tender. All new options will be granted under the 2000 Plan as nonqualified stock options and will be subject to the terms and conditions of such plan and a new option agreement or agreements between you and us. Each new option agreement will be in substantially the same form as the option agreement attached to this offer to exchange as Schedule B. (Pages 6 and 11)

Q:      IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY
        OPTIONS?

A: No. You can choose which, if any, options you wish to tender. However, if you tender any options, you will be required to tender for cancellation without replacement all Additional Options that you hold. Each option that is tendered must be tendered in its entirety. We will not accept partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised so long as you tender all of the unexercised shares subject to that option. (Page 6)

Q:      WHEN WILL I RECEIVE MY NEW OPTIONS?

A: We expect to grant the new options on or about January 20, 2003. They will not be granted any earlier than the first business day that is at least six months and one day after the date we cancel the tendered options. For example, if we cancel tendered options on July 17, 2002, the grant date for the new options will be on or about January 20, 2003. (Page 9)

Q: WHY DON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A: If we were to grant the new options ON ANY DATE that is earlier than six months and one day after the date we cancel the options accepted for exchange or cancellation, we potentially could be required, for financial reporting purposes, to record compensation expense. By deferring the grant of new options for at least six months and one day, we believe we will not have to record such compensation expense. (Page
        9)

Q: IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW GRANTS?

A: No. If we accept options you tender in the offer, we cannot grant you any new options until the first business day that is at least six months and one day after the date we cancel your tendered options (currently expected to be January 20, 2003). If we grant you any new options before that date, we could be required by accounting rules to record compensation expense in our financial statements. (Page 9)

Q:      WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

A: The exercise price of the new options will be equal to the per-share market price of our common stock as reported by the Nasdaq National Market at the close of trading on the date of grant. We cannot predict the exercise price of the new options. THE PRICE MAY BE HIGHER, LOWER OR THE SAME AS THE EXERCISE PRICE OF THE OPTIONS YOU TENDER FOR EXCHANGE OR CANCELLATION. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Pages 9 and 12)

Q:      WHEN WILL THE NEW OPTIONS VEST?

A: Each new option, unlike the options you tender for exchange (which generally vest over five years, 33 1/3% on the third, fourth and fifth anniversaries of the vesting start date or 33 1/3% on each of the first three anniversaries of the vesting start date), will vest over four years from the vesting start date of the tendered option that it replaces at a rate of 25% on each anniversary of the vesting start date of the tendered option. Each new option will be credited with the service rendered from the vesting start date of the tendered option to the grant date of the new option. For instance, if an option you tendered had a vesting start date of January 1, 2001 and we granted new options on January 20, 2003, 50% of the new option replacing that tendered option would be vested and exercisable. Therefore, some portion of the new options we grant may be immediately vested and exercisable. In the case of termination by reason of disability or death, termination without cause, or a corporate transaction, the new options will be exercisable as provided in the 2000 Plan. (Page 12)

Q: WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

A: Generally speaking, your new options will vest sooner than the options you tender for exchange, since the vesting schedule for the new options is shorter than the five-year vesting schedule associated with most options currently outstanding. However, some existing options have three-year vesting schedules, vesting 33 1/3% on the first, second and third anniversaries of the vesting start date. Therefore, it is possible that the new options may vest later than the options they replace, depending upon individual circumstances, and fewer shares may be vested on the new grant date than would otherwise be vested had you not tendered your existing option. Each new option will be credited with prior service back to the vesting start date of the tendered option that it replaces.

Q: WILL THE TERMS OF THE NEW OPTIONS BE THE SAME AS THE TERMS OF THE OPTIONS TENDERED FOR EXCHANGE?

A: The new options will be granted under the 2000 Plan and evidenced by a new option agreement between you and us in substantially the same form as the option agreement attached to this offer to exchange as Schedule
        B. The terms of the new options generally will be the same as the terms of the options tendered for exchange, except with respect to the exercise price, the vesting schedule and the option type. The term of the new options will be the same as the tendered options (10 years from the date of grant). However, since the new options will be granted at a later date than the tendered options, the new options will expire on a later date than the tendered options. (Page 11)

Q:      WHY CAN'T EDEN JUST GRANT ADDITIONAL OPTIONS TO EVERYONE?

A: Because of the large number of options currently outstanding that have an exercise price significantly above our recent trading prices, a grant of new options in addition to these "underwater" options would have a severe negative impact on our dilution and outstanding shares.

Q:      WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

A: If you exchange your current options for new options, we believe you will not be required under current law to recognize income for federal income tax purposes at the time of exchange or at the time we grant new options to you. We recommend, however, that you consult with your own tax advisor to determine the tax consequences of the tender of options under the offer and the receipt of a new option or options. (Page 16)

Q: IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

A: No. All new options granted pursuant to the offer will be nonqualified stock options, regardless of whether your tendered options were incentive stock options or nonqualified stock options. (Page 11)

Q: IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THE OFFER?

A: You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

        We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, even if you decline the offer, the IRS may characterize our offer to you as a "modification" of those incentive stock options, with the result that those options may be deemed to be cancelled and regranted on the date of the offer. In such a case, the new options would remain incentive stock options, except to the extent the deemed re-grant causes the value of the shares that become exercisable in calendar year 2002 to exceed $100,000 or causes the exercise price of such options to be less than the fair market value of our common stock on the date of the offer. Options deemed to be re-granted in excess of the $100,000 limitation or at less than fair market value will be treated as nonqualified stock options. In addition, a successful assertion by the IRS could extend the holding period necessary for the options to qualify for favorable tax treatment. However, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options, and will not result in current income tax consequences to you. If you choose not to exchange your options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise and the sale of the common stock that you will receive when you exercise those options. (Page 16)

Q:      HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY OPTIONS IN THE OFFER?

A: You have until 5 p.m., Pacific Daylight Time, on July 17, 2002 (the "expiration date") to tender options according to the offer. We will cancel all properly tendered and not withdrawn options promptly following the expiration date if conditions of the offer are then met. On the other hand, if the conditions of our offer are not met on the expiration date, we may extend the offer. (Page 6)

Q:      HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A: If the offer is extended past July 17, 2002, we will make a public announcement of the new expiration date. (Page 18)

Q:      WHAT DO I NEED TO DO?

A: Regardless of whether you accept or reject the offer, YOU MUST properly complete, sign and deliver the election form or a facsimile thereof to us at EDEN Bioscience Corporation, 3830 Monte Villa Parkway, Bothell, Washington 98021-6942, Attn: Phil Romney, Director of Finance and Controller, facsimile: 425-984-2152, before 5 p.m., Pacific Daylight Time, on July 17, 2002. If you accept the offer, you also must return the option agreement or an affidavit of lost option agreement for each option you tender for exchange or cancellation. If we extend the offer beyond July 17, 2002, you must deliver these documents before the extended expiration date of the offer. (Page 8)

Q:      DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

A: You may withdraw your tendered options at any time before 5:00 p.m., Pacific Daylight Time, on July 17, 2002. If we extend the offer beyond July 17, 2002, you may withdraw your tendered options at any time prior to the extended expiration date of the offer. To withdraw tendered options, you must deliver to us a new properly completed election form while you still have the right to withdraw the tendered options. Submission of a new election form will automatically invalidate in its entirety any previous election form that you submitted. (Page 8)

Q:      WHAT IF EDEN ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

A: Although we currently have no such plans, it is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction. We intend the promise to grant new options that we are giving to you in connection with the cancellation of your tendered options to be a binding promise that will be honored by any successor to our company, although you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. However, we cannot guarantee that an acquiring company would honor this promise, although we would negotiate to include such a term in the transaction.

        In a merger or similar transaction, you would receive that number of options in the successor company or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would still be at least six months and one day after the date your tendered options are cancelled. (Page 13)

        PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, THAT COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES OR OFFICERS PRIOR TO THE GRANT OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS, OR ANY OTHER, REASON BEFORE THE NEW OPTIONS ARE GRANTED WOULD MEAN THAT YOU WOULD NOT RECEIVE A NEW OPTION GRANT, NOR WOULD YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

Q:      WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

A: Our board of directors approved the terms of this offer. However, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender your options.

Q:      WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A: If you have more questions about the offer or need additional assistance, you should contact:

                 Phil Romney, Director of Finance and Controller

                                       or

           Brad Powell, Chief Financial Officer and Interim President

                                       at

                           EDEN Bioscience Corporation
                            3830 Monte Villa Parkway
                         Bothell, Washington 98021-6942
                               Phone: 425-806-7300
                                Fax: 425-984-2152

                                    IMPORTANT

        Regardless of whether you accept or reject the offer, you must properly complete, sign and deliver the election form or a facsimile thereof to us at EDEN Bioscience Corporation, 3830 Monte Villa Parkway, Bothell, Washington 98021-6942, Attn: Phil Romney, Director of Finance and Controller, facsimile:
425-984-2152, before 5 p.m., Pacific Daylight Time, on July 17, 2002. If you accept the offer, you also must return the option agreement or an affidavit of lost option agreement with respect to each option you tender for exchange or cancellation.

        WE ARE NOT MAKING THE OFFER TO, NOR WILL WE ACCEPT ANY TENDER OF OPTIONS FROM OR ON BEHALF OF, EMPLOYEES IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. WE MAY AT OUR DISCRETION, HOWEVER, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO EMPLOYEES IN ANY SUCH JURISDICTION.

        TO PROPERLY TENDER OPTIONS, YOU MUST ACCURATELY COMPLETE THE ELECTION FORM AND RETURN THE OPTION AGREEMENT OR AN AFFIDAVIT OF LOST OPTION AGREEMENT WITH RESPECT TO EACH OPTION YOU TENDER.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE ELECTION FORM. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                  INTRODUCTION

        We are offering to exchange certain outstanding options to purchase shares of our common stock granted to our current U.S. employees and officers, other than our Chief Financial Officer and Interim President, under the EDEN Bioscience Corporation 1995 Combined Incentive and Nonqualified Stock Option Plan (the "1995 Plan") and the EDEN Bioscience Corporation 2000 Stock Incentive Plan (the "2000 Plan" and together with the 1995 Plan, the "Stock Option Plans") for new options we will grant as nonqualified stock options under the 2000 Plan. Our directors are not eligible to participate in this exchange. In addition, due to the differences in tax laws and securities regulations in other countries, we are not extending the offer to any individuals outside the United States. We are making the offer based upon the terms and subject to the conditions set forth in this offer to exchange and in the related election form (which, together with any amendments or supplements, collectively constitute the "offer"). The number of shares of our common stock subject to new options to be granted to each participating employee will be equal to the number of shares subject to the options tendered by such employee, minus the number of shares subject to options granted in October and November 2001, other than options granted during such period expressly in connection with an employee's or officer's promotion, with an exercise price of $7.00 per share (the "Additional Options"). In order to participate in the offer, you will be required to tender for cancellation without replacement any Additional Options you hold. We will grant the new options on or about January 20, 2003, or the first business day that is at least six months and one day after the date we cancel the tendered options. We will not accept partial tenders of options. Each option that is tendered must be tendered in its entirety. However, you may tender the remaining portion of an option that you have partially exercised, so long as you tender all of the unexercised shares subject to that option.

        The offer is not conditioned on any minimum number of options being exchanged. The offer, however, is subject to a number of other conditions, including the conditions described in Section 6.

        If you tender any option for exchange as described in the offer, we will grant you a new option under the 2000 Plan that will be evidenced by a new option agreement between you and us. The exercise price of all replacement options will be equal to the per-share market price of our common stock as reported by the Nasdaq National Market at the close of trading on the date of grant. Each new option will be a nonqualified stock option and will vest over four years from the vesting start date of the tendered option that it replaces at a rate of 25% on each anniversary of the vesting start date of the tendered option. Each new option will be credited with the service rendered from the vesting start date of the tendered option to the grant date of the new option.

        As of June 13, 2002, the following number of shares of our common stock were subject to outstanding stock options granted under the Stock Option Plans:

        Eligible for exchange for new options ..........................................               1,040,318
        Subject to Additional Options, required to be cancelled without replacement ....                 381,450
        Not eligible for participation in the offer ....................................                 911,395
                                                                                                       ---------
              Total shares subject to stock options outstanding ........................               2,333,163
                                                                                                       =========

                                    THE OFFER

1.      NUMBER OF OPTIONS; EXPIRATION DATE

        Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the 2000 Plan certain outstanding options under the Stock Option Plans held by our current U.S. employees and officers, other than our Chief Financial Officer and Interim President, that are properly tendered before the "expiration date," as defined below, and not validly withdrawn in accordance with Section 4. Our directors are not eligible to participate in this offer. In addition, due to differences in tax laws and securities regulations in other countries, this offer is not open to our non-U.S. employees and officers. We will not accept partial tenders of options. Options granted in October and November of 2001, other than options granted during such period in connection with an employee's or officer's promotion, with an exercise price of $7.00 per share (the "Additional Options") must be tendered in order to participate in this offer but are not eligible for exchange. Each option that is tendered must be tendered in its entirety. Any option that has been partially exercised may be tendered so long as it is tendered as to all unexercised shares subject to that option.

        If your options are properly tendered and accepted for exchange, you will be entitled to receive a new option or options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you tender, minus the number of shares subject to Additional Options. In order to participate in the offer, you will be required to tender for cancellation without replacement any Additional Options you hold. All new options will be nonqualified stock options subject to the terms of the 2000 Plan and to a new option agreement or agreements between you and us in the form attached to this offer as Schedule B. IF YOU ARE NOT A U.S. EMPLOYEE OR OFFICER OF EDEN OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS YOU TENDERED.

        The term "expiration date" means July 17, 2002, unless and until we, in our sole discretion, extend the period during which the offer is open, in which event the term "expiration date" refers to the latest time and date on which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate or amend the offer.

2.      PURPOSE OF THE OFFER

        We issued the options outstanding under the Stock Option Plans for the following purposes:

        - to attract and retain the services of people with training, experience and ability;

        - to provide additional incentives to such persons by granting them an opportunity to participate in the ownership of EDEN Bioscience Corporation;

        - to enhance the shareholder value of EDEN Bioscience Corporation and its subsidiaries by offering incentives and rewards to our employees, who are key to our growth and success, and

        -       to encourage our employees to continue their employment with us.

        Since we believe that providing employees and officers with the benefit of holding options that may increase in value over time creates performance incentives for such employees and officers and thereby maximizes shareholder value, we felt it appropriate to offer this exchange program. Many of our outstanding options, whether or not currently exercisable, have exercise prices significantly higher than the current market price of our common stock. As such, we believe these options are unlikely to be exercised in the foreseeable future.

        Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

        (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries, except for the recently announced changes in our business plan for our European business unit, which will result in a significant reduction of our work force and operating expenses in that business unit;

        (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

        (c)     any material change in our indebtedness or capitalization;

        (d) any material change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment, except that the board of directors is conducting a search for a new president and chief executive officer to fill the vacancy created in November 2001 when the former president and chief executive officer resigned;

        (e) any other material change in our corporate structure or business;

        (f) our common stock not being authorized for listing on a national securities exchange;

        (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

        (h)     the suspension of our obligation to file reports pursuant to
                Section 15(d) of the Securities Exchange Act;

        (i) the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the Stock Option Plans and the 2000 Employee Stock Purchase Plan; or

        (j) any change to our articles of incorporation or bylaws, or any action that may impede the acquisition of control of us by any person.

        Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.      PROCEDURES FOR MAKING AN ELECTION AND TENDERING OPTIONS

PROPER ELECTION AND TENDER OF OPTIONS

        Regardless of whether you accept or reject the offer, you must properly complete, sign and deliver the election form or a facsimile thereof to us at EDEN Bioscience Corporation, 3830 Monte Villa Parkway, Bothell, Washington 98021-6942, Attn: Phil Romney, Director of Finance and Controller, facsimile:
425-984-2152, before 5 p.m., Pacific Daylight Time, on July 17, 2002. If you accept the offer, you also must return the option agreement or an affidavit of lost option agreement with respect to each option you tender for exchange or cancellation. If we extend the offer beyond July 17, 2002, you must deliver these documents before the extended expiration date of the offer. In the event that you fail to complete and return these documents to us prior to the expiration of the offer, your existing options will remain outstanding and you will be deemed to have elected not to participate in the exchange.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE CHOICE AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

        We will determine, in our sole discretion, all questions as to form of documents and the validity, form and eligibility, including time of receipt and acceptance, of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the absolute right to reject any and all tenders that we determine not to be in final form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder, whether or not similar defects or irregularities are waived in the case of other option holders. No tender of options will be deemed to have been validly made until all defects and irregularities have been cured or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or will incur any liability for failure to give any such notice.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT

        Your tender of options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OR CANCELLATION OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

        Subject to our rights to extend, terminate or amend the offer, we currently expect that we will accept for cancellation promptly following the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.      WITHDRAWAL RIGHTS

        You may withdraw your tendered options only in accordance with the provisions of this Section 4.

        You may withdraw your tendered options at any time before the expiration date. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight Pacific Daylight Time on August 13, 2002, you may withdraw your tendered eligible options at any time after 12:00 midnight, Pacific Daylight Time, on August 13, 2002.

        To validly withdraw tendered options, you must properly complete, sign and deliver a new election form or a facsimile thereof to us at EDEN Bioscience Corporation, 3830 Monte Villa Parkway, Bothell, Washington 98021-6942, Attn:
Phil Romney, Director of Finance and Controller, facsimile: 425-984-2152, before 5 p.m., Pacific Daylight Time, on July 17, 2002. Submission of a new election form will automatically invalidate in its entirety any previous election form that you submitted. Therefore, you must include on the new election form any and all options that you wish to tender under the plan. Each new election form will be treated as if it was the only election form received from you, unless and until it is subsequently replaced by another properly completed election form delivered to us before the expiration date.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, or will incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.      ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS

        Upon the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange or cancellation without replacement, in the case of Additional Options, any options properly tendered and not validly withdrawn before the expiration date. If your properly tendered options are accepted for exchange or cancellation on July 17, 2002, we currently expect you will be granted new options on or about January 20, 2003, which is the first business day that is at least six months and one day after the date we cancel the tendered options. The exercise price of the new options will be equal to the per-share market price of our common stock as reported by the Nasdaq National Market at the close of trading on the date of grant.

        If we accept options you tender in the offer, we cannot grant you any new options until the first business day that is at least six months and one day after the date we cancel the options tendered for exchange (currently expected to be January 20, 2003) without potentially incurring adverse accounting consequences. Thus, you will not receive any options before the first business day that is six months and one day after we cancel options you tender pursuant to the offer, currently expected to be January 20, 2003.

        Your new option or options will entitle you to purchase the number of shares of our common stock that is equal to the number of shares subject to the option or options you tender and we accept for exchange or cancellation, minus the number of shares subject to any Additional Options that you are required to tender for cancellation without replacement. IF YOU ARE NOT A U.S. EMPLOYEE OR OFFICER OF EDEN OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS YOU TENDERED.

        For purposes of the offer, we will be deemed to have accepted for exchange or cancellation options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate or amend the offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn. Promptly after we accept properly tendered options, we will send each tendering employee or officer a letter indicating the number of shares subject to the options that we have accepted for exchange or cancellation, the number of shares that will be subject to the new options (which will exclude the number of shares subject to any Additional Options that were tendered) and the expected grant date of the new options.

6.      CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the offer, we will not be required to accept any options for exchange or cancellation, and we may terminate or amend the offer and may postpone our acceptance and cancellation of any options tendered, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 17, 2002 and prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered to us:

        (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options or otherwise relates in any manner to the offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of EDEN and its subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially impair the contemplated benefits of the offer to us;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to EDEN or any of its subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer, (ii) delay or restrict our ability, or render us unable to accept for exchange, or issue new options for, some or all of the tendered options, (iii) materially impair the contemplated benefits of the offer to us, or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of EDEN or our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially affect the contemplated benefits of the offer to us;

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States.

        (d) a tender or exchange offer for any or all of our common stock, or any merger, business combination or other similar transaction proposal involving us, shall have been proposed, announced or made by any person;

        (e) (i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 14, 2002),
                (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock, or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

        (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of EDEN or its subsidiaries that, in our reasonable judgment, is or may have a material adverse significance to EDEN or its subsidiaries.

        The conditions to the offer are for our sole benefit, and we may assert them before the expiration date regardless of the circumstances giving rise to any such condition. We may waive these conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such right; the waiver of any such right shall not be deemed a waiver of any other such right; and each such right shall be deemed an ongoing right that may be asserted or waived at any time before the expiration date.

7.      PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

        Our common stock has been traded on Nasdaq under the symbol "EDEN" since September 27, 2000, the date of our initial public offering. The following table sets forth for the periods indicated the high and low closing prices for our common stock as reported on Nasdaq.


                                                                        HIGH                    LOW
                                                                    -----------            -----------
        2000
        Third Quarter  (from September 27, 2000) ....               $     34.25            $     15.00
        Fourth Quarter ..............................                     43.25                  25.38

        2001
        First Quarter ...............................                     34.38                  11.06
        Second Quarter ..............................                     21.90                   8.40
        Third Quarter ...............................                     11.75                   6.60
        Fourth Quarter ..............................                      7.41                   4.17

        2002
        First Quarter ...............................                      5.37                   1.52

        On June 13, 2002 the last reported sale price per share of our common stock as reported on Nasdaq was $1.50 per share.

8.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

CONSIDERATION

        We will issue new options to purchase common stock under the 2000 Plan in exchange for outstanding options under the Stock Option Plans (excluding any Additional Options that are required to be tendered for cancellation without replacement) held by our current U.S. employees and officers, except our Chief Financial Officer and Interim President, that are properly tendered and accepted for exchange by us. We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, currently expected to be January 20, 2003. The number of shares of common stock subject to the new options to be granted to each participant will be equal to the number of shares subject to the options tendered by such participant and accepted for exchange or cancellation, minus the number of shares subject to any Additional Options that are required to be tendered. All new options granted in exchange for tendered options will be nonqualified stock options regardless of whether the tendered options are nonqualified or incentive stock options. If we receive and accept tenders of all options under the Stock Option Plans that are subject to the offer, we will cancel options to purchase a total of 1,421,768 shares of our common stock and will grant new options to purchase a total of 1,040,318 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 4.3% of the total shares of our common stock outstanding as of June 13, 2002. Of the options eligible to be tendered in this offer, options to purchase an aggregate of 1,277,067 shares, or 89.8% of such eligible options, have an exercise price above $1.50.

TERMS OF NEW OPTIONS

        The new options will be issued under the 2000 Plan and evidenced by a new option agreement or agreements, in the form attached to this offer to exchange as Schedule B, between us and each employee or officer who has tendered options that we have accepted for exchange. All new options will be nonqualified stock options, regardless of whether the tendered options were incentive stock options or nonqualified stock options. Except with respect to the exercise price, vesting schedule and form of option, and except as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. The following description summarizes the material terms of the 2000 Plan and the options granted under such plan.

        General. The number of shares of common stock subject to the 2000 Plan is 1,500,000 plus an annual increase to be added as of the first day of each fiscal year equal to the least of (a) 1,500,000 shares and (b) 5% of our outstanding common stock as of the end of the prior fiscal year on a fully diluted basis or (c) a lesser amount determined by the board of directors. In addition, any shares that were not issued or subject to outstanding options under the 1995 Plan on the date the 2000 Plan became effective and any shares subject to options under the 1995 Plan that cease to be subject to such options (including any options cancelled upon being tendered in this offer, but not including any shares that are issued as vested and nonforfeitable shares on exercise or settlement of an award) will also be added to the aggregate number of shares available for issuance under the 2000 Plan, up to an aggregate maximum of 2,834,854 shares originally available for issuance under the 1995 Plan. Any unpurchased shares of common stock subject to awards granted under the 2000 Plan that expire or terminate without shares of common stock having been issued in connection therewith may be used for subsequent grants under the 2000 Plan. The 2000 Plan permits the granting of options intended to qualify as incentive stock options ("ISOs") under the Internal Revenue Code and the granting of options that do not qualify as incentive stock options ("NSOs"); however, all options granted in exchange for the tendered options will be NSOs.

        Administration. The 2000 Plan is administered by the compensation committee of the board of directors (the "plan administrator"). All members of the plan administrator serve for such terms as the board of directors determines and are appointed and may be removed by the board of directors. The plan administrator is authorized to administer and interpret the 2000 Plan, subject to its express provisions, and to make all determinations necessary or advisable for the administration of the plan.

        Term. Subject to restrictions with respect to granting ISOs to 10% shareholders, the plan administrator will establish the term of each option or, if not so established, such term will be 10 years from the date of grant. If ISOs are granted to employees who own more than 10% of the total combined voting power of all classes of our stock or the stock of a parent or subsidiary corporation, the term of such ISOs may not exceed five years and the exercise price may not be less than 110% of the fair market value of the common stock at the time an ISO is granted.

        Exercise Price. The option price for each option granted under the 2000 Plan will be determined by the plan administrator, but will be not less than 100% of the common stock's fair market value on the date of grant with respect to ISOs and not less than 85% of fair market value with respect to NSOs. For purposes of the 2000 Plan, "fair market value" means the closing sales price of our common stock as reported on the Nasdaq National Market on the date of grant or, if there is no closing price on that date, the closing sales price on the last preceding date on which a price exists.

        The exercise price of the new options will be equal to the fair market value on the grant date. Accordingly, we cannot predict the exercise price of the new options. THE PRICE MAY BE HIGHER, LOWER OR THE SAME AS THE EXERCISE PRICE OF THE OPTIONS YOU TENDER FOR EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

        Vesting and Exercise. The plan administrator will establish and set forth for each stock option the time at which, or the installments in which, the option will vest and become exercisable, which provisions may be waived or modified by the plan administrator at any time.

        Each new option, unlike the options you tender for exchange (which generally vest over five years, 33 1/3% on the third, fourth and fifth anniversaries of the vesting start date, or over three years, 33 1/3% on the first three anniversaries of the vesting start date), will vest over four years from the vesting start date of the tendered option that it replaces at a rate of 25% on each anniversary of the vesting start date of the tendered option. Each new option will be credited with the service rendered from the vesting start date of the tendered option to the grant date of the new option. Therefore, some portion of the new options we grant may be immediately vested and exercisable. In the case of termination by reason of disability or death, termination without cause, or a corporate transaction, the new options will be exercisable as provided in the 2000 Plan.

        Payment of Exercise Price. The exercise price for shares purchased under options must be paid in cash or by check, except that the plan administrator may authorize payment in any combination of cash; check; already owned common stock; a full-recourse promissory note; delivery of a properly executed exercise notice, together with irrevocable instructions to a broker; or such other consideration as the plan administrator may specify. The optionee must pay us applicable withholding taxes upon exercise of the option as a condition to receiving the stock certificates.

        Transferability. No option will be assignable or otherwise transferable by the optionee other than by will or the laws of descent and distribution and, during the optionee's lifetime, may be exercised only by the optionee.

        Termination of Employment. The plan administrator will establish and set forth for each stock option the terms under which the stock option will continue to be exercisable, and the terms and conditions of such exercise, if a participant ceases to be employed by EDEN, which provisions may be waived or modified by the plan administrator at any time. In general, any option that is not vested and exercisable at the date of termination will expire on such date. Any option that is vested at the date of termination will generally be exercisable for the following periods:

        (a) three months following the date of termination if termination was for reasons other than cause, retirement, disability or death;

        (b) one year following the date of termination if termination was due to retirement, disability or death; or

        (c) the last day of the option term.

        If termination was for cause, the terminated employee's options, whether vested or unvested, will automatically expire at the time we first notify the employee of such termination.

        IF YOU ARE NOT A U.S. EMPLOYEE OR OFFICER OF EDEN OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS YOU TENDERED. This means that if you die or quit or if we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options you tendered and we cancelled.

        Termination. Our board of directors may terminate, modify or amend the 2000 Plan, subject to shareholder approval in certain instances, as set forth in the 2000 Plan. Unless sooner terminated, the 2000 Plan will terminate 10 years after the date the plan was adopted by our board of directors.

        Registration of Option Shares. We are not obligated to register for offering or resale under the Securities Act of 1933, as amended, or to register or qualify under any state securities laws, any shares of our common stock or any security or interest in a security paid or issued under, or created by, the 2000 Plan. We may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as our counsel deems necessary or desirable for our compliance with federal and state securities laws.

        Effect of Corporate Transactions. In the event of certain corporate transactions, such as a merger or sale of all or substantially all the assets of EDEN, each outstanding award will be assumed or replaced with a comparable award by EDEN's successor corporation or parent thereof. If the successor will not assume or replace the awards, outstanding options will become 100% vested and exercisable immediately before the corporate transaction. If awards are assumed or replaced in a corporate transaction, such awards will become fully vested and exercisable (and any forfeiture or repurchase rights applicable to restricted stock awards will lapse) if a holder's services are terminated in contemplation of the corporate transaction or within three years of the corporate transaction, unless services are terminated for cause or the holder terminates services without good reason (as defined in the 2000 Plan).

        In the event of a corporate transaction prior to the date grant of new options in exchange for the cancelled options, we intend for our promise to grant new options to be a binding commitment on the successor corporation. However, we cannot guarantee that a successor corporation will honor that commitment.

        Federal Income Tax Consequences. You should refer to Section 13 of this offer to exchange for a discussion of the U.S. federal income tax consequences of the new options, as well as the federal income tax consequences of participating in the offer.

9.      INFORMATION CONCERNING EDEN BIOSCIENCE CORPORATION

GENERAL

        We were incorporated in the state of Washington in 1994. Our principal executive offices are located at 3830 Monte Villa Parkway, Bothell, Washington 98021-6942. Our telephone number at this address is 425-806-7300. We are a plant technology company focused on developing, manufacturing and marketing innovative natural products for agriculture. We have a fundamentally new, patented and proprietary technology that we believe will improve crop production and plant protection worldwide. We believe our technology and our initial product, Messenger(R), allow us to offer valuable alternatives to existing crop yield enhancement and plant protection products in terms of both performance and safety and, importantly, to avoid the substantial public resistance to many chemical pesticides and genetically modified plants.

        Our proprietary technology is based on a new class of nontoxic, naturally occurring proteins called harpins. Harpin proteins trigger a plant's natural defense systems to protect against disease and pests, and simultaneously activate certain plant growth systems, leading to increased biomass, photosynthesis, nutrient uptake and root development and, ultimately, to greater crop yield and quality.

        Messenger received conditional EPA approval in April 2000, and we began sales in August 2000. Utilizing our harpin and harpin-related technology, Messenger simultaneously activates the plant's natural defense and growth systems, providing improved plant growth, crop yield and quality; broad protection against disease; and reduced damage caused by pests. Messenger is a water-soluble, granular powder that, when mixed with water, is topically applied either independently or in conjunction with traditional chemical pesticides. Once applied, Messenger degrades rapidly and leaves no detectable residue. Unlike traditional chemical pesticides, Messenger and other products we are developing have no direct killing effect on pests and pathogens, reducing the likelihood of pest resistance. In addition, unlike genetically modified plants, Messenger does not alter the plant's DNA.

        Our common stock is traded on the Nasdaq National Market under the symbol EDEN and our home page can be found on the Internet at www.edenbio.com.

FINANCIAL INFORMATION

        Set forth below is certain summary financial information relating to us for the periods indicated. The summary financial information (other than ratio of earnings to fixed charges and book value per share) set forth below for the years ended December 31, 2000 and 2001 has been derived from the audited financial statements contained in the our Annual Report on Form 10-K for the year ended December 31, 2001 (the "Form 10-K"). The summary financial information (other than ratio of earnings to fixed charges and book value per share) set forth below for the three months ended March 31, 2001 and 2002 has been derived from the unaudited financial statements contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2002 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, Form 10-Q and other documents we have filed with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. The Form 10-K, Form 10-Q and other such documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below in Section 16.

                          SUMMARY FINANCIAL INFORMATION

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                                                  THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                       ----------------------------          ----------------------------
                                                          2000               2001              2001                 2002
                                                       --------            --------          --------            --------
                                                                                                      (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Product sales, net of sales allowances ......          $  1,229           $  3,496           $  2,481           $    555
Total operating expenses ....................            16,269             29,965              6,096              6,270
Loss from operations ........................           (15,040)           (26,469)            (3,614)            (5,715)
Net loss ....................................           (15,660)           (23,715)            (2,471)            (5,505)
Basic and diluted net loss per share ........             (1.89)             (0.99)             (0.10)             (0.23)
Ratio of earnings to fixed charges ..........               (a)                (a)                (a)                (a)

(a) Due to net losses, the ratio of earnings to fixed charges was below 1:1 for each of the periods presented. The following additional earnings would have been required to achieve a ratio of 1:1 (amounts in thousands): $15,660 and $23,715 for the years ended December 31, 2000 and 2001, respectively, and $2,471 and $5,505 for the three months ended March 31, 2001 and 2002, respectively.

                                                DECEMBER 31,
                                          ------------------------          MARCH 31,
                                            2000            2001               2002
                                          -------          -------          -------
                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Current assets .................          $88,710          $51,432          $45,362
Noncurrent assets ..............            9,791           24,107           23,398
Current liabilities ............            4,929            5,090            3,887
Noncurrent liabilities .........              330              455              395
Book value per share ...........             3.90             2.90             2.66

        The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, particularly pages 26 through 49, and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2002, particularly pages 2 through 12, is incorporated herein by reference. See
Section 16 of this offer to exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

10. INTERESTS OF DIRECTORS AND OFFICERS

        A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of June 13, 2002, our executive officers and directors as a group held options outstanding under the Stock Option Plans to purchase a total of 842,000 shares of our common stock, which represented approximately 34.8% of the shares of common stock subject to all outstanding options under such plans as of that date. Our Chief Financial Officer and Interim President and our directors are not eligible to participate in the offer. Therefore, of the options to purchase a total 842,000 shares of common stock held by our executive officers and directors as a group, only options to purchase up to 442,000 shares of common stock are eligible to be tendered for exchange. The following table sets forth the beneficial ownership of each of our executive officers and directors of options outstanding under the Stock Option Plans as of June 13, 2002:

      NAME OF                                                                       NUMBER OF OPTIONS TO        PERCENTAGE OF TOTAL
  BENEFICIAL OWNERS                                                                 PURCHASE COMMON STOCK       OPTIONS OUTSTANDING
  -----------------                                                                 ---------------------       -------------------
Jon E. M. Jacoby .....................................................                    30,000                       1.24
Albert A. James ......................................................                    30,000                       1.24
Agatha L. Maza .......................................................                    75,000                       3.10
Bradley S. Powell ....................................................                   175,000                       7.23
Oscar C. Sandberg ....................................................                    30,000                       1.24
John W. Titcomb, Jr ..................................................                    30,000                       1.24
Zhongmin Wei .........................................................                   442,000                      18.25
William T. Weyerhaeuser, Ph.D ........................................                    30,000                       1.24
All directors and executive officers as a group (8 persons) ..........                   842,000                      34.78

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

        Options we acquire pursuant to the offer will be cancelled, and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the 2000 Plan (regardless of which plan the cancelled options were originally granted from) and for issuance upon the exercise of new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

        We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

        - we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered according to the terms of this offer;

        - the exercise price of all new options will equal the fair market value of the common stock on the date we grant the new options;

        - the only options that have been granted in the last six months were to employees who did not already hold options; therefore, no employee will tender options in the offer with an exercise price higher than an option granted to that employee during the six months immediately prior to the date this offer was made; and

        - we will not grant any other options to which an employee who tendered options in the offer may be entitled until after the date on which we grant the new options.

12.     LEGAL MATTERS; REGULATORY APPROVALS

        We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. Should any such approval or other action be required, we presently intend to seek such approval or take such action. We are unable to predict whether we may determine that we are required to delay the acceptance of tendered options for exchange or cancellation pending the outcome of any such matter. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept tendered options for cancellation and issue new options is subject to certain conditions, including the conditions relating to legal matters described in Section 6.

13.     MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations, proposed Treasury Regulations and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees.

GENERAL

        We believe that employees and officers who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange or at the time of the grant of the new options. All replacement options will be nonqualified stock options.

SPECIAL RULES FOR ISOs

        If you exchange your incentive stock options, your new options will be granted as nonqualified stock options and will not be eligible for the favorable tax treatment applicable to incentive stock options discussed in the following paragraph.

        If you choose not to tender incentive stock options that you currently hold, they will continue to be classified as incentive stock options. Upon the exercise of an incentive stock option during employment or within three months after your termination of employment (or within 12 months thereafter in the case of permanent and total disability) you will not recognize income for regular federal income tax purposes, and we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the option. However, to the extent you are subject to the alternative minimum tax, the exercise of an incentive stock option will increase your alternative minimum tax liability. In addition, the United States Treasury has proposed regulations that would deem the exercise of an option to be the payment of wages subject to withholding for FICA (Social Security and Medicare) and FUTA employment tax purposes. Barring a change in the proposed treasury regulations, beginning in 2003 the exercise of an option under the Stock Option Plans, including an incentive stock option, will result in wages subject to withholding for FICA (Social Security and Medicare) and FUTA employment tax purposes equal to the amount by which the fair market value of the acquired stock on the exercise date exceeds the exercise price of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by you on that sale or exchange and the option price will be taxed to you as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then you generally will recognize taxable ordinary income in the year of the disposition in an amount equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option price paid (or generally, if less, the excess of the amount realized on the sale of the shares over the option price), and you will have capital gain or loss, short-term or long-term, as the case may be, in an amount equal to the difference between (y) the amount realized by you upon that disposition of the shares and (z) the option exercise price paid by you increased by the amount of ordinary income, if any, recognized by you.

        While the exchange and cancellation of your incentive stock options will not give rise to any current tax consequences, you should refer to the discussion below regarding "Tax Consequences of the New Options" because your new options will be nonqualified stock options that generally will be subject to different tax treatment than your eligible incentive stock options.

        You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

        If you do not accept the offer, we do not believe that our offer to you will change any of the terms of your eligible incentive stock options. However, even if you decline the offer, the IRS may characterize our offer to you as a "modification" of those incentive stock options. A successful assertion by the IRS that the options have been modified could extend the holding period necessary for the options to qualify for favorable tax treatment and, to the extent the value of your options that would be exercisable in the year 2002 exceeds $100,000 or to the extent the exercise price of your stock options is less than the value of the shares at the time of the offer, could cause a portion of your incentive stock options to be treated as nonqualified stock options. Any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options, and will not result in current income tax consequences to you.

TAX CONSEQUENCES OF THE NEW OPTIONS

        Grant and Exercise. All new options granted in this exchange will be nonqualified stock options. You will recognize no income upon the grant of these options. Upon the exercise of an NSO, you will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, you will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date.

        If you use already owned shares to exercise a new option in whole or in part, the transaction will not be considered to be a taxable disposition of the already owned shares. Your tax basis and holding period of the already owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

        Unless you are an independent contractor or foreign resident, we are required to withhold, from regular wages or supplemental wage payments, the income taxes payable in connection with the exercise of an option, or otherwise ensure that the amount of tax required to be withheld is available for payment.

SPECIAL RULES FOR INSIDERS

        If you are subject to U.S. federal insider trading laws or similar transfer restrictions, we recommend that you consult with your tax advisor regarding the effects of those restrictions on the amount and the timing of income to be recognized by you for regular and alternative minimum tax purposes in connection with the exercise of your options.

TAX CONSEQUENCES TO US

        In all the foregoing cases, we will be entitled to a deduction at the same time and in the same amount as you recognize ordinary income, subject to the limitations under Section 162(m) of the Internal Revenue Code.

        WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.     EXTENSION OF OFFER; TERMINATION; AMENDMENT

        We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the employees and officers and making a public announcement thereof.

        We also reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the employees and officers and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

        Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to employees and officers or by decreasing or increasing the number of options to be exchanged or surrendered in the offer.

        We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to employees and officers in a manner reasonably designed to inform employees and officers of the change, for example, by issuing a press release.

        If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes to terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

        - we increase or decrease what we will give you in exchange for your options; or

        - we increase or decrease the number of options to be exchanged in the offer.

        If the offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of 10 business days after the date the notice is published.

15.     FEES AND EXPENSES

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the offer.

16.     ADDITIONAL INFORMATION

        We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following material we have filed with the SEC before making a decision on whether to tender your options:

        1. our annual report on Form 10-K for the year ended December 31, 2001;

        2.      our quarterly report on Form 10-Q for the quarter ended March
                31, 2002;

        3.      our current report on Form 8-K dated May 8, 2002; and

        4. the description of our common stock included in our registration statement on Form 8-A filed on September 11, 2000, including any amendments or reports filed for the purpose of updating such descriptions.

        The SEC file number for these filings is 0-31499. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. You may read and copy this information at the following location of the SEC:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1200
                             Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like EDEN, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "EDEN," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

        We also will provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                           EDEN Bioscience Corporation
                             Attention: Phil Romney
                            3830 Monte Villa Parkway
                         Bothell, Washington 98021-6942

or by telephoning us at 425-806-7300 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Daylight Time.

17.     FORWARD-LOOKING STATEMENTS; MISCELLANEOUS

        This offer to exchange and our SEC reports referred to above include forward-looking statements. Forward looking statements made in connection with the offer do not fall within the safe harbor in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect EDEN's actual results include, among others: dependence on a single product to produce projected revenue; inability to develop adequate sales and marketing capabilities; economic conditions in agriculture; inability to transition from a company with a research focus to a company capable of supporting commercial activities; unsuccessful development and commercialization of our single product; inability to produce a high quality product as manufacturing activity is increased; history of losses; unsuccessful research in specific target crops; and unfavorable weather conditions. More information about these and other factors that potentially could affect EDEN's financial results is included in EDEN's most recent quarterly report on Form 10-Q and in its other public filings filed with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. EDEN undertakes no obligation to update any forward-looking statements.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where this making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the employees residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE AND THE RELATED ELECTION FORM OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE ELECTION FORM, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY US.

                                   SCHEDULE A

 INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF EDEN BIOSCIENCE
                                  CORPORATION

        The directors and executive officers of EDEN Bioscience Corporation and their positions and offices as of June 13, 2002 are set forth in the following table:


      NAME                                                    POSITION AND OFFICES HELD
      ----                                                    -------------------------
William T. Weyerhaeuser.....................    Chairman of the Board of Directors

Jon E. M. Jacoby............................    Director

Albert A. James.............................    Director

Agatha L. Maza..............................    Director

Oscar C. Sandberg...........................    Director

John W. Titcomb, Jr.........................    Director

Bradley S. Powell...........................    Chief Financial Officer, Interim President and Secretary

Zhongmin Wei................................    Vice President of Research and Chief Scientific Officer

                                   SCHEDULE B

                         FORM OF STOCK OPTION AGREEMENT

                           EDEN BIOSCIENCE CORPORATION
                            2000 STOCK INCENTIVE PLAN
                            STOCK OPTION GRANT NOTICE


        EDEN Bioscience Corporation (the "Company") hereby grants to Participant an Option (the "Option") to purchase shares of the Company's Common Stock. The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this "Grant Notice") and in the Stock Option Agreement and the Company's 2000 Stock Incentive Plan (the "Plan"), which are attached to and incorporated into this Grant Notice in their entirety.

PARTICIPANT:

GRANT DATE:

VESTING COMMENCEMENT DATE:

NUMBER OF SHARES SUBJECT TO OPTION:

EXERCISE PRICE (PER SHARE):

OPTION EXPIRATION DATE:

TYPE OF OPTION:                                      Nonqualified Stock Option

VESTING AND EXERCISABILITY SCHEDULE:                 25% on each anniversary of
                                                     the vesting commencement
                                                     date

ADDITIONAL TERMS/ACKNOWLEDGEMENT: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement, the Plan and the Plan Summary. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements on the subject.



EDEN BIOSCIENCE CORPORATION                  PARTICIPANT

By:
   ---------------------------               ----------------------------------
                                                         Signature

Its:
    --------------------------               ----------------------------------

                                             Date:
                                                  -----------------------------
ATTACHMENTS:
1. Stock Option Agreement                    Address:
2. 2000 Stock Incentive Plan                         --------------------------
3. Plan Summary
                                                     --------------------------

                                             Taxpayer ID:
                                                         ----------------------

                           EDEN BIOSCIENCE CORPORATION
                            2000 STOCK INCENTIVE PLAN

                             STOCK OPTION AGREEMENT


        Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement, EDEN Bioscience Corporation has granted you an Option under its 2000 Stock Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock (the "Shares") at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement have the same definitions as in the Plan.

The details of the Option are as follows:

        1. VESTING AND EXERCISABILITY. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, except that vesting will cease upon termination of your employment or service relationship with the Company or a Related Corporation and the unvested portion of the Option will terminate.

        2. SECURITIES LAW COMPLIANCE. At the present time, the Company has an effective registration statement with respect to the Shares. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration is no longer effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable. The exercise of the Option must also comply with any other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

        3. METHOD OF EXERCISE. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Plan Administrator, by using shares of Common Stock you have owned for at least six months; (d) if the Common Stock is registered under the Exchange Act, by instructing a broker to deliver to the Company the total payment required; or (e) by any other method permitted by the Plan Administrator.

        4. TREATMENT UPON TERMINATION OF EMPLOYMENT OR SERVICE RELATIONSHIP. The unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Company or a Related Corporation for any reason (the "Employment Termination Date"). You may exercise the vested portion of the Option as follows:

        (a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Employment Termination Date and (ii) the Option Expiration Date;

        (b) Retirement or Disability. If your employment or service relationship terminates due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Employment Termination Date and (ii) the Option Expiration Date.

        (c) Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Employment Termination Date and (ii) the Option Expiration Date. If you die after your Employment Termination Date but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

        (d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of the termination of your employment or service relationship with the Company or a Related Corporation for Cause, unless the Plan Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Employment Termination Date, any Option you then hold may be immediately terminated by the Plan Administrator.

        IT IS YOUR RESPONSIBILITY TO BE AWARE OF THE DATE THE OPTION TERMINATES.

        5. LIMITED TRANSFERABILITY. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution except to the extent permitted by the Plan Administrator. The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

        6. WITHHOLDING TAXES. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

        7. OPTION NOT AN EMPLOYMENT OR SERVICE CONTRACT. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Corporation or limit in any way the right of the Company or any Related Corporation to terminate your employment or other relationship at any time, with or without Cause.

        8. NO RIGHT TO DAMAGES. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of the Employment Termination Date or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service relationship for any reason even if the termination is in violation of an obligation of the Company or a Related Corporation to you.

        9. BINDING EFFECT. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

        10. EMPLOYEE DATA PRIVACY. By entering this Agreement, you (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.

                           EDEN BIOSCIENCE CORPORATION
                            2000 STOCK INCENTIVE PLAN

                       NOTICE OF EXERCISE OF STOCK OPTION


To:  ______________________________


        I, a resident of the State of _______________, hereby exercise my Nonqualified Stock Option granted by EDEN Bioscience Corporation (the "Company") on _______________ subject to all the terms and provisions thereof and of the 2000 Stock Incentive Plan referred to therein, and notify the Company of my desire to purchase _______ shares of Common Stock of the Company (the "Securities") at the exercise price of $____ per share which were offered to me pursuant to said option. I hereby represent and warrant that I have been furnished with a copy of the Plan and the Plan Summary.

Dated:
      ------------------------               ----------------------------------
                                             Employee Name

------------------------------
Taxpayer I.D. Number                         Address
                                                     --------------------------

                                             ----------------------------------

                                             ----------------------------------

                           EDEN BIOSCIENCE CORPORATION
                            2000 STOCK INCENTIVE PLAN

                                     RECEIPT


        ______________________ hereby acknowledges receipt from
__________________ in payment for ___ shares of Common Stock of EDEN Bioscience Corporation, a Washington corporation, of $_____ in the form of

        [ ] Cash

        [ ] Check (personal, cashier's or bank certified)

        [ ] ___ shares of the Company's Common Stock, fair market value $_____ per share, held by the optionee for a period of at least six months

        [ ] Copy of irrevocable instructions to Broker

        [ ] Other:___________________________



Date:  __________________________              By:_____________________________
                                               For: EDEN BIOSCIENCE CORPORATION
FMV on such date:  $_____________

                             [EDEN BIOSCIENCE LOGO]


                                  June 17, 2002

      OFFER TO EXCHANGE STOCK OPTIONS UNDER THE EDEN BIOSCIENCE CORPORATION 1995 COMBINED INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN AND THE EDEN
       BIOSCIENCE CORPORATION 2000 STOCK INCENTIVE PLAN TO PURCHASE COMMON
                        STOCK, PAR VALUE $.0025 PER SHARE

        Questions and requests for assistance or for additional copies of this offer to exchange, the election form or any other tender offer materials referred to in the offer may be directed to Phil Romney, Director of Finance and Controller, or Brad Powell, Chief Financial Officer and Interim President, at the address and telephone number listed below.


                           EDEN Bioscience Corporation
                            3830 Monte Villa Parkway
                         Bothell, Washington 98021-6942
                             Telephone: 425-806-7300
                             Facsimile: 425-984-2152